EXHIBIT 10.49



From: GEORGE STEVENS [mail to:georgestevens17@msn.com]
Sent: Thursday, October 9, 2008 12:35 PM
To: Robert Rudman
Cc: Harvey Altholtz (E-mail 2); Peter Peterson
Subject: acknowledgement
Importance: High

Robert

This written email will serve as acknowledgement of the receipt of your revised proposal in regards to the outstanding debt owed to the Adamas Fund by Nustate Energy, trading symbol NSEH.OB.

We will accept the proposal, based upon your letter of October 8, 2008, whereby Nustate promises to pay to Adamas $1,250,000, plus Adamas will continue to own approximately 16,000,000 shares of Nustate free trading common stock. Any shares of stock outside of the aforementioned will be returned to the Nustate treasury.

As a further condition of this agreement, the funds will wired into the Adamas Fund general account before December 1, 2008. However, this agreement is automatically void should the funds not be received on or before that stipulated date. The note becomes a default on December 6, 2008, 12:01AM Eastern Time. Release of the collateral will only occur when the funds are cleared and acknowledged by the bank of the general fund. Should payment not be received by the stipulated date, then all terms and conditions revert back to the original note plus accrued interest and penalties.

George Q. Stevens
Investment Advisor
The Adamas Fund
George Stevens
Stevens Resource Group LLC
Office 425 738 0417
Fax     425 738 0420
Mobile  253 279 9633